Exhibit 99.2

TRLG Q4 and Full Year Management Commentary	2012

For a discussion of our consolidated results on the fourth quarter of 2012, please see our earnings release issued on February 6, 2012.  Below please find additional information regarding our fourth quarter and full year results by business segment.

Fourth Quarter Segment Overview

Our U.S. Consumer Direct segment’s fourth quarter 2012 net sales increased over the same period last year by 11.8% to $86.4 million primarily due to the increase in the number of retail stores operated this year versus last year.   During the quarter, we opened three branded retail stores, bringing the total to 122 stores at quarter end compared to 109 stores at the end of 2011.  Our same-store sales increased 1.5% in the fourth quarter, which was highlighted by strong growth in the E-commerce business.  In the fourth quarter, same store sales of men’s merchandise increased 8.4%, while same store sales of women’s merchandise decreased 6.5%.

The segment’s weighted average retail square footage for the fourth quarter of 2012 was 233,000 square feet compared to 205,000 square feet for the fourth quarter of 2011. At December 31, 2012, the total retail square footage was 234,000 square feet. A recap of the stores opened from October 1, 2012 to December 31, 2012 is attached to this commentary.

Other key metrics in the U.S. Consumer Direct segment include average selling price (ASP) of jeans in the full price stores.  The ASP of jeans decreased to $223 in the fourth quarter of 2012 from $260 in the fourth quarter of 2011, primarily due to an increase in our holiday promotions. Sportswear sales made up 34.8%

of the U.S. Consumer Direct net sales in the fourth quarter 2012, compared to 31.9% in the fourth quarter of 2011.

The U.S. Consumer Direct segment’s gross margin increased by 40 basis points versus the prior-year period to 69.5%, primarily due to an improved markdown strategy and a sales mix shift toward higher-margin DFO merchandise.

The U.S. Consumer Direct segment’s SG&A rate increased 200 bps in the fourth quarter of 2012 versus the prior year quarter as a result of increases in merchandise planning and buying resources to improve product allocation, field management to support growth, and advertising to promote holiday initiatives.

The U.S. Consumer Direct segment’s fourth quarter 2012 operating income increased by 6.7% to $29.1 million. The segment’s operating margin decreased to 33.7% in the fourth quarter of 2012 from 35.3% in the fourth quarter of 2011. The segment’s four-wall operating margin was 39.2% in the fourth quarter 2012 versus 39.3% in the fourth quarter 2011.

Our U.S. Wholesale segment’s net sales increased by 14.1% to $25.5 million.  This is the fourth consecutive year-over-year increase in this segment’s quarterly net sales.  This segment’s sales growth was attributable to increased sales of men’s merchandise in the Specialty Store and Off-Price channels.  The Specialty Stores channel has achieved eleven consecutive quarters of year-over-year quarterly net sales growth.

The U.S. Wholesale segment’s gross margin increased by 140 basis points, driven by a sales mix shift to the higher margin Specialty Store channel and a gross margin increase in this channel.  SG&A dollars were flat to last year’s fourth quarter, which led to 120 basis point of SG&A leverage.  Operating margin for this segment rose 260 basis points to 44.7% in the fourth quarter of 2012 as compared to the same period last year.

In our International segment, net sales increased by 27.8% to $24.2 million due to the growth of our retail business. We experienced an 85.2% increase in retail net sales, driven by 14 new International retail stores since the end of the fourth quarter of 2011. We opened two International branded retail stores during the fourth quarter of 2012 and we operated 30 stores as of December 31, 2012, compared to 16 stores at the end of 2011. The segment’s wholesale sales decreased 5.3% primarily due to lower sales in Korea, which was partially offset by wholesale sales growth in our EMEA and Americas regions.

The International gross margin declined 90 basis points, primarily due to increased promotional activity, our revised pricing strategy in the U.K., and a sales mix shift to the lower-margin outlet channel in the U.K.  The International SG&A expense increased 43.7% due to the operating costs associated with the additional 14 branded retail stores, which was also the primary driver of the segment’s SG&A rate increase of 570 basis points.

The International segment’s operating income decreased by 30.0% to $1.9 million, and its operating margin decreased to 8.0% from 14.6%. The segment’s retail stores had a four-wall operating margin of 14.2% in the fourth quarter of 2012.

2012 Segment Overview

U.S. Consumer Direct net sales in 2012 increased 12.0% to $281.6 million due to the expansion of our retail store count and a 2.7% same store sales increase.

The U.S. Consumer Direct gross margin decreased to 70.1% in 2012 from 71.0% in 2011. During most of 2012, we experienced a sales mix shift toward our lower-margin outlet stores and we took increased markdowns in our outlet stores in order to sell-through slower-moving women’s merchandise.

U.S. Consumer Direct SG&A increased $13.7 million primarily due to costs associated with the increase in store count.  Also contributing to the increase were merchandise planning and buying resources to support this segment’s sales growth.  As a percentage of U.S. Consumer Direct net sales, SG&A increased by 100 bps to 36.8% primarily due to these planned increases in back office support.

Operating income within the U.S. Consumer Direct segment increased by 6.0% to $93.7 million. The U.S. Consumer Direct segment’s operating margin decreased to 33.3% in 2012 from 35.2% in 2011 due to the reduced gross margin and the higher SG&A rate described above.  The segment’s 4-wall operating margin was 38.9% in 2012 versus 39.3% in 2011.

U.S. Wholesale net sales for 2012 increased by 15.0% to $99.2 million, primarily due to an increase in sales to the Off-Price and Specialty Store channels, which was partially offset by a decrease in sales to Majors.

Gross margin decreased by 60 basis points to 50.9% in 2012 primarily due to an increase in sales to the Off-Price channel, which earns a lower gross margin.  Also contributing to the decrease was a sales mix shift within the Off-Price channel towards increased sales of slow-moving merchandise, which earns a lower gross margin than DFO merchandise.

SG&A expenses decreased by $1.2 million to $6.1 million primarily due to a decrease in bad debt expense.  In 2011 we wrote off a $0.7 million receivable from a former customer as a result of their bankruptcy filing.  The decrease in SG&A costs combined with the segment’s increase in sales contributed to the U.S. Wholesale SG&A rate decreasing from 8.5% in 2011 to 6.2% in 2012.

The U.S. Wholesale segment’s operating income increased by 19.4% to $44.3 million, and its operating margin increased from 43.0% in 2011 to 44.7% in 2012 driven by the segment’s growth in sales.

International net sales increased by 6.1% to $83.8 million primarily due to a 104.3% increase in retail sales as we have steadily increased our international store count since the beginning of 2012.

Gross margin increased by 60 basis points to 58.6% in 2012 due to the sales mix shift towards our international retail business, which earns a higher gross margin than our wholesale business.

The segment’s SG&A increased to $41.2 million from $29.9 million primarily due to our retail store count increase from 16 stores at December 31, 2011 to 30 stores at December 31, 2012.  As a percentage of net sales, SG&A was 49.1% in

2012 versus 37.9% in 2011. This SG&A rate increase was driven by the wholesale sales decrease and the sales mix shift to the direct retail business, which has a higher SG&A rate than the wholesale business.

The International segment’s operating income decreased by 50.4% to $7.9 million, and its operating margin decreased to 9.4% from 20.2% primarily due to wholesale sales slowdowns in Korea, Canada, and Germany.

True Religion Brand Jeans - Retail stores opened from October 1, 2012 through December 31, 2012

Store Count	Store Location	City	State	Opening Date	Square Footage	Store Type
US Stores
1	Walt Whitman Mall	Huntington Station	NY	10/18/2012	1,499	Retail
2	Destiny USA	Syracuse	NY	10/18/2012	2,500	Outlet
3	Livermore Valley	Livermore	CA	11/8/2012	2,500	Outlet

		City	Country
International Stores
1	Toronto Eaton Centre	Toronto	Canada	11/22/2012	1,530	Retail
2	Montreal Eaton Centre	Montreal	Canada	12/6/2012	3,797	Retail

True Religion Brand Jeans - Total Retail Stores

	As of	Opened during	Closed during	As of	Relocated during
Store Count	December 31, 2011	2012	2012	December 31, 2012	2012
US Stores
Regular Price	79	8	1	86	0
Outlet	30	6	0	36	1
US Store Total	109	14	1	122	1

International Stores
Regular Price	10	10	0	20	0
Outlet	6	4	0	10	0
International Store Total	16	14	0	30	0
Total US and International Stores	125	28	1	152	1